EXHIBIT 4.2

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE HOLDER MAY NOT OFFER, SELL, TRANSFER, ASSIGN, PLEDGE, HYPOTHECATE, OR OTHERWISE DISPOSE OF OR ENCUMBER SUCH SECURITIES OR THE COMMON STOCK ISSUABLE UPON EXERCISE THEREOF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PROSPECTUS UNDER THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAW, RESPECTIVELY, OR WITH AN EXEMPTION FROM SUCH REGISTRATION OR PROSPECTUS REQUIREMENT.

COMMON STOCK PURCHASE WARRANT

ASTRA SPACE, INC.

Warrant Shares: _______[1],[2]	Initial Exercise Date: [______], 202[_]

THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, _____________ or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date hereof (the “Initial Exercise Date”) and on or prior to 5:00 p.m. (New York City time) on [____], 2028 (the “Termination Date”) but not thereafter, to subscribe for and purchase from Astra Space, Inc., a Delaware corporation (the “Company”), up to [_________] shares (as subject to adjustment hereunder, the “Warrant Shares”) of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”). The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).

1. Definitions. In addition to the terms defined elsewhere in this Warrant, the following terms have the meanings indicated in this Section 1:

(a) “Affiliate” means any Person directly or indirectly is controlled by, controlling or under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

(b) “ASE” means Astra Spacecraft Engines, Inc., a Delaware corporation, and a Subsidiary of the Company.

(c) “ASE Disposition” means the sale, transfer, license, lease or other disposition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of ASE, or any sale, transfer or other disposition (in one transaction or a series of transactions) of more than 50% of the Equity Interests of ASE to another Person (or the granting of any option or other right to do any of the foregoing).

[1]	Number of shares issuable under this warrant will be equal (a) thirty-five percent (35%) of the principal amount of the advance; divided by (b) the exercise price as determined under Note 3.
[2]	Holder will pay consideration of $0.125 per warrant share.

(d) “Bid Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the bid price of the Common Stock for the time in question (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on the Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Warrants then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

(e) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day.

(f) “Commission” means the United States Securities and Exchange Commission.

(g) “Common Stock” means the Class A common stock of the Company, par value $0.0001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

(h) “Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

(i) “Equity Interest” means, with respect to any Person, any and all shares, interests, participations or other equivalents, including preferred stock or membership interests (however designated, whether voting or non-voting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and including, without limitation, any “equity security” (as that term is defined under Rule 405 promulgated under the Securities Act), and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(k) “Fundamental Transaction” means any of the following events:

(i) a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Company or its Wholly-Owned Subsidiaries, or the employee benefit plans of the Company or its Wholly-Owned Subsidiaries, files any report with the Commission indicating that such person or group has become the direct or indirect “beneficial owner” (as defined below) of shares of the Company’s common equity representing more than fifty percent (50%) of the Company’s then-outstanding common equity;

(ii) the consummation of (1) any sale, transfer, license, lease or other disposition, in one transaction or a series of transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person (other than solely to one or more of the Company’s Wholly-Owned Subsidiaries); or (2) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) any “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquires shares of the Company’s common equity representing more than fifty percent (50%) of the Company’s then-outstanding common equity;

(iii) the Company’s stockholders approve any plan or proposal for the liquidation or dissolution of the Company;

(iv) the Common Stock ceases to be listed or ceases to be traded on any Trading Market; or

(v) the consummation of an ASE Disposition.

For the purposes of this definition, (x) any transaction or event described in both clause (i) and in clause (ii) above will be deemed to occur solely pursuant to clause (ii) above; and (y) whether a Person is a “beneficial owner” and whether shares are “beneficially owned” will be determined in accordance with Rule 13d-3 under the Exchange Act.

(l) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person, or, if there is more than one such Person or such entity, the Person or such entity designated by the Holder or in the absence of such designation, such Person or entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(m) “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(n) “Purchase Agreement” means that certain Securities Purchase Agreement, dated as of August 4, 2023 (as amended by that certain Reaffirmation Agreement and Omnibus Amendment Agreement dated as of November 6, 2023, the Limited Consent and Waiver and Omnibus Amendment No. 2 Agreement on November 17, 2023, and that certain Omnibus Amendment No. 3 Agreement dated as of November 21, 2023, and as may be further amended, restated, supplemented or otherwise modified from time to time, by and among the Buyers (as defined therein) party thereto and the Company and the other the Note Parties (as defined therein).

(o) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(p) “Successor Entity” means one or more Person or Persons formed by, resulting from or surviving any Fundamental Transaction or one or more Person or Persons with which such Fundamental Transaction shall have been entered into, or in each, case the resulting Parent Entity.

(q) “Trading Day” means any weekday on which the Trading Market is open for trading. If the Common Stock is not listed or admitted for trading, “Trading Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in New York City are authorized or required by law or other governmental action to close.

(r) “Trading Market” means the Nasdaq Capital Market and any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).

(s) “Transfer Agent” means Continental Stock Transfer & Trust Company, Inc., the current transfer agent of the Company, located at [Address], and any successor transfer agent of the Company.

(t) “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on the Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent Bid Price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the holders of a majority in interest of the Warrants then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

(u) “Warrant Agent” means initially the Company, but upon ten (10) days’ notice to the Holder, the Company may appoint a new warrant agent. Any corporation into which the Company or any new warrant agent may be merged or any corporation resulting from any consolidation to which the Company or any new warrant agent shall be a party or any corporation to which the Company or any new warrant agent transfers substantially all of its corporate trust or shareholders services business shall be a successor warrant agent under this Warrant without any further act. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed (by first class mail, postage prepaid) to the Holder at the Holder’s last address as shown on the Warrant Register.

(v) “Warrants” means this Warrant and the other Common Stock purchase warrants issued by the Company pursuant to the Purchase Agreement.

(w) “Wholly-Owned Subsidiary” of a Person means any Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) are owned by such Person or one or more Wholly-Owned Subsidiaries of such Person.

2. Exercise.

(a) Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company of a duly executed e-mail attachment of the Notice of Exercise in the form annexed hereto (the “Notice of Exercise”). Within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined in Section 2(d)(i) herein) following the date of exercise as aforesaid, the Holder shall deliver the aggregate Exercise Price for the shares specified in the applicable Notice of Exercise by wire transfer unless the cashless exercise procedure specified in Section 2(c) below is specified in the applicable Notice of Exercise. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within two (2) Business Days of receipt of such notice. The Holder and any permitted assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

(b) Exercise Price. The exercise price per share of Common Stock under this Warrant shall be $0.808, subject to adjustment hereunder (the “Exercise Price”).

(c) Cashless Exercise. Notwithstanding anything to the contrary set forth herein, this Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Section 2(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 2(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) at the option of the Holder, either (y) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise or (z) the Bid Price of the Common Stock on the principal Trading Market as reported by Bloomberg L.P.

(“Bloomberg”) as of the time of the Holder’s execution of the applicable Notice of Exercise if such Notice of Exercise is executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day) pursuant to Section 2(a) hereof or (iii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered pursuant to Section 2(a) hereof after the close of “regular trading hours” on such Trading Day;

(B) = the Exercise Price of this Warrant, as adjusted hereunder; and

(X) = the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

(d) Mechanics of Exercise.

(i) Delivery of Warrant Shares Upon Exercise. The Company shall cause the Warrant Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by Holder or (B) the Warrant Shares are eligible for resale by the Holder without volume or manner-of-sale restrictions or current public information requirements pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”) (assuming cashless exercise of the Warrant), and otherwise by physical delivery of a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise by the date that is the earliest of (i) two (2) Trading Days after the delivery to the Company of the Notice of Exercise, (ii) one (1) Trading Day after delivery of the aggregate Exercise Price (other than in the case of a cashless exercise) to the Company and (iii) the number of Trading Days comprising the Standard Settlement Period after the delivery to the Company of the Notice of Exercise (such date, the “Warrant Share Delivery Date”). Upon delivery of the Notice of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares, provided that payment of the aggregate Exercise Price (other than in the case of a cashless exercise) is received within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period following delivery of the Notice of Exercise. If the Company fails for any reason to deliver to the Holder the Warrant Shares subject to a Notice of Exercise by the Warrant Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Warrant Shares subject to such exercise (based on the VWAP of the Common Stock on the date of the applicable Notice of Exercise), $10 per Trading Day (increasing to $20 per Trading Day on the fifth Trading Day after such liquidated damages begin to accrue) for each Trading Day after such Warrant Share Delivery Date until such Warrant Shares are delivered or Holder rescinds such exercise. The Company agrees to maintain a transfer agent that is a participant in the FAST program so long as this Warrant remains outstanding and exercisable. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Exercise.

(ii) Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

(iii) Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to Section 2(d)(i) by the Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise by providing the Company with written notice of rescission.

(iv) No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the fair market value of one Warrant Share or round down to the nearest whole share.

(v) Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares.

(vi) Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

(e) Holder’s Exercise Limitations. The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise to the extent that immediately prior to or after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates, and any other Persons whose beneficial ownership of the Common Stock would or could be aggregated with the Holders and the other foregoing Persons for purposes of Section 13(d) or Section 16 of the Exchange Act (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership

Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Attribution Parties shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Attribution Parties. In the event that any Warrant Shares are not delivered to the Holder on account of the provisions of this Section 2(e) when due, the Company’s obligation to deliver such Warrant Shares shall not be extinguished and the Company shall deliver such Warrant Shares at such time as the Holder notifies the Company that the delivery of such Warrant Shares would not cause the ownership of Common Stock by the Holder together with its Attribution Parties to exceed the Beneficial Ownership Limitation. Except as set forth in the preceding sentence, for purposes of this Section 2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(e) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Attribution Parties) and of which portion of this Warrant is exercisable shall be the sole responsibility of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of the exercisability of this Warrant (in relation to other securities owned by the Holder together with any Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination and shall have no liability for exercises of this Warrant that are not in compliance with the Beneficial Ownership Limitation (other than to the extent that information on the number of outstanding shares of Common Stock of the Company is provided by the Company and relied upon by the Holder), provided that any exercise of this Warrant and issuance of Common Stock in excess of the applicable Beneficial Ownership Limitation shall be null and void. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder and the Company shall have no obligation to verify or confirm the accuracy of such determination and shall have no liability for purported exercises of this Warrant that are not in compliance with the Beneficial Ownership Limitation. For purposes of this Section 2(e), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within one Trading Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership

Limitation” shall be [4.99%][9.99%][19.99%]3 of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2(e), provided that the Beneficial Ownership Limitation in no event exceeds 19.99% (the “Maximum Percentage”) of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Warrant held by the Holder and the provisions of this Section 2(e) shall continue to apply; provided, however that upon the Company obtaining the Requisite 5635(b) Stockholder Approval (as defined in the Purchase Agreement), the Holder may increase or decrease the Maximum Percentage to any percentage. Any increase in the Beneficial Ownership Limitation and/or Maximum Percentage will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant. For purposes of clarity, the shares of Common Stock issuable pursuant to the terms of this Warrant in excess of the Beneficial Ownership Limitation shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) of the Exchange Act or Rule 16a-1(a)(1) promulgated under the Exchange Act.

3. Certain Adjustments.

(a) Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 3(a) above, if at any time the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder

[3]	Each Holder to elect one of these caps prior to closing.

could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(c) Pro Rata Distributions. During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) other than dividends, distributions or adjustments subject to Sections 3(a) and 3(b) (a “Distribution”) and other than a reclassification as to which Section 3(d) applies, then in each such case, at any time after the issuance of this Warrant the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(d) Fundamental Transactions.

(i) If, at any time while this Warrant is outstanding, a Fundamental Transaction occurs, then following such Fundamental Transaction the Holder shall have the right to receive, upon exercise of this Warrant at any time prior to the Termination Date, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of this Warrant without regard to any limitations on exercise contained herein (the “Alternate Consideration”). The Company shall not effect any Fundamental Transaction in which the Company is not the surviving entity or the Alternate Consideration includes securities of another Person unless (i) the Alternate Consideration is solely cash and the Company provides for the simultaneous “cashless exercise” of this Warrant pursuant to Section 2 above or (ii) prior to or simultaneously with the consummation thereof, any

Successor Entity shall assume the obligation to deliver to the Holder such Alternate Consideration as, in accordance with the foregoing provisions, the Holder may be entitled to receive, and the other obligations under this Warrant. The provisions of this paragraph (d)(i) shall similarly apply to subsequent transactions analogous of a Fundamental Transaction type.

(ii) Notwithstanding the foregoing and the provisions of Section 3(d)(1), in the event of a Fundamental Transaction that is (1) an all cash transaction, (2) a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act, or (3) a Fundamental Transaction involving a person or entity not traded on a national securities exchange, including, but not limited to, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, the New York Stock Exchange, or the NYSE American, the Company or any Successor Entity shall, at the option of the Holder, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction, (x) purchase this Warrant from the Holder by paying to the holder an amount of cash equal to the Black-Scholes Value of the remaining unexercised portion of this Warrant on the date of the consummation of such Fundamental Transaction or (y) exchange this Warrant for a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant, including, without limitation, which is exercisable for a corresponding number of shares of capital stock (which, at the option of the Holder, shall be such class or series of capital stock that the Holder is otherwise entitled to receive in connection with the Fundamental Transaction in exchange for the Common Stock held by the Holder prior to the Fundamental Transaction) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such adjustments to the number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction); provided, however, if the Fundamental Transaction is not within the Company’s control, including not approved by the Company’s Board of Directors, the Holder shall, at the option of the Holder, only be entitled to receive from the Company or any Successor Entity, as of the date of consummation of such Fundamental Transaction, the same type or form of consideration (and in the same proportion), at the Black-Scholes Value of the unexercised portion of this Warrant, that is being offered and paid to the holders of Common Stock in connection with such Fundamental Transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of Common Stock are given the choice to receive from among alternative forms of consideration in connection with such Fundamental Transaction. For the avoidance of doubt, if the Holder does not elect to the treated pursuant to clause (ii) then clause (i) shall be applicable.

(e) Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding. Notwithstanding the foregoing, in no event may the Exercise Price be adjusted below the par value of the Common Stock then in effect.

(f) Notice to Holder.

(i) Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Holder by facsimile or email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

(ii) Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by facsimile or email to the Holder at its last facsimile number or email address as it shall appear upon the Warrant Register of the Company, at least 10 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided in this Warrant constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission on a Current Report on Form 8-K. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

4. Transfer of Warrant.

(a) Transferability. The Holder may transfer or assign this Warrant, provided that such transfer must be effected in compliance with applicable United States federal and states securities laws and the terms and conditions of this Warrant. Upon transfer, the Holder shall surrender this Warrant at the principal office of the Company or its designated agent, and provide a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within three (3) Trading Days of the date on which the Holder delivers an assignment form to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

(b) New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the Initial Exercise Date and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

(c) Warrant Register. The Warrant Agent shall register this Warrant, upon records to be maintained by the Warrant Agent for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company and the Warrant Agent may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

(d) Transfer Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered pursuant to an effective registration statement under the Securities Act or eligible for resale without volume or manner-of-sale restrictions or current public information requirements pursuant to Rule 144, will have restrictions upon resale imposed by state and federal securities laws and such Warrant Shares will be imprinted with the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE HOLDER MAY NOT OFFER, SELL, TRANSFER, ASSIGN, PLEDGE, HYPOTHECATE, OR OTHERWISE DISPOSE OF OR ENCUMBER SUCH SECURITIES EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PROSPECTUS UNDER THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAW, RESPECTIVELY, OR WITH AN EXEMPTION FROM SUCH REGISTRATION OR PROSPECTUS REQUIREMENT.

(e) Representation by Holder. The Holder, by the acceptance hereof, represents and warrants that it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant Shares issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Warrant Shares or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

5. Miscellaneous.

(a) No Rights as Stockholder Until Exercise. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 2(d)(i), except as expressly set forth in Section 3. Without limiting any rights of a Holder to receive Warrant Shares on a “cashless exercise” pursuant to Section 2(c) or to receive cash payments pursuant to Section 2(d)(i) and Section 2(d)(iv) herein, in no event shall the Company be required to net cash settle an exercise of this Warrant.

(b) Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

(c) Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.

(d) Authorized Shares. The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The failure of the Company to reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock a sufficient number of shares of Common Stock to enable it to issue Warrant Shares upon exercise of this Warrant as herein provided is referred to herein as an “Authorized Share Failure.” The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue). The Company further covenants that it will not, without the prior written consent of the Holder, take any actions to increase the par value of the Common Stock at any time while this Warrant is outstanding. In furtherance of the Company’s obligations set forth in this Section 8, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than ninety (90) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its reasonable best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal. Notwithstanding the foregoing, if at any such time of an Authorized Share Failure, the Company is able to obtain the written consent of a majority of the shares of its issued and outstanding shares of Common Stock to approve the increase in the number of authorized shares of Common Stock, the Company may satisfy this obligation by obtaining such consent and submitting for filing with the Commission an Information Statement on Schedule 14C.

Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

In connection with any action which results in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall use commercially reasonable efforts to obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

(e) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Warrant (whether brought against a party hereto or their respective affiliates, directors, officers, stockholders, partners, members, employees or agents) shall be commenced exclusively in the Court of Chancery of the State of Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either party shall commence an action, suit or proceeding to enforce any provisions of this Warrant, the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for their reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WARRANT.

(f) Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies.

(g) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Exercise, shall be in writing and delivered personally, or via e-mail, or sent by a nationally recognized overnight courier service, addressed to the Company, at 1900 Skyhawk St., Alameda, California 94501, Attention: Legal, e-mail address: legal@astra.com, or such other e-mail address or addresses as the Company may specify for such purposes by notice to the Holder. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile or e-mail, or sent by a nationally recognized overnight courier service addressed to each Holder at the e-mail address or address of such Holder appearing on the books of the Company. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via e-mail at the e-mail addresses set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via e-mail at the e-mail addresses set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. Without limiting any other provision of this Warrant, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

(h) Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

(i) Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

(j) Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

(k) Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company, on the one hand, and the Holder or the beneficial owner of this Warrant, on the other hand.

(l) Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

(m) Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officers as of the date hereof.

ASTRA SPACE, INC.

By:
Name: Axel Martinez
Title: Chief Financial Officer

By:
Name: Martin Attiq
Title: Chief Business Officer

[Signature Page to Common Warrant]

NOTICE OF EXERCISE

TO: ASTRA SPACE, INC.

(1) The undersigned hereby elects to purchase _________ Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form of (check applicable box):

☐	in lawful money of the United States; or

☐

the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c).

(3) Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

(4) The time of day this Notice of Exercise is being executed is:

Provided that the Warrant Shares are registered for resale on an effective registration statement or are eligible for resale without volume or manner-of-sale restrictions or current public information requirements pursuant to Rule 144, the Warrant Shares shall be delivered to the following DWAC Account Number:

[SIGNATURE OF HOLDER]

Name of Investing Entity:

Signature of Authorized Signatory of Investing Entity:

Name of Authorized Signatory:

Title of Authorized Signatory:

Date:

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to __________, a[/n] [Affiliate] [successor] of the Holder.

Name:
(Please Print)

Address:
(Please Print)

Phone Number:

Email Address:

Dated: _______________________ ____, _______

Holder’s Signature:

Holder’s Address: